Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Third Quarter
 2010 Financial and Operating Results

Record Production
 Q3 2010 of 66,120 BOE/D Up 19% from 55,760 BOE/D in Q3 2009
Record September 2010 Exit Rate of 67,545 BOE/D Up 3% versus
65,690 BOE/D in June 2010

Production from Sanish Field in North Dakota Increases 11% to
22,275 BOE/D in Q3 2010 from 20,045 BOE/D in Q2 2010

Company Reports Q3 2010 Net Income Available to Common
Shareholders of $5.6 Million or $0.12 per Diluted Share and Adjusted
Net Income of $71.6 Million or $1.30 per Diluted Share

Q3 2010 Discretionary Cash Flow Totals $229.5 Million

DENVER – October 27, 2010 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the third quarter of 2010 totaled a record 6.08 million barrels of oil equivalent (MMBOE), of which 4.94 MMBOE were crude oil/condensate (81%) and 1.14 MMBOE was natural gas (19%).  This third quarter 2010 production total equates to a new record daily average production rate of 66,120 barrels of oil equivalent (BOE), and represents a 19% increase over the 55,760 BOE per day average rate in the third quarter of 2009.  Compared to the second quarter of 2010, average daily production rose 2%.  The production increases in the third quarter of 2010 were primarily the result of organic production growth in Whiting’s North Dakota Bakken play.

Financial Results – Third Quarter 2010
Whiting reported third quarter 2010 net income available to common stockholders of $5.6 million, or $0.12 per basic and diluted share, on total revenues of $373.7 million.  This compared to third quarter 2009 net income available to common shareholders of $30.9 million, or $0.59 per basic and diluted share, on total revenues of $269.3 million.

The Company’s 2010 third quarter results included a charge of $47.5 million, or $0.91 per basic and diluted share, for the cash premium associated with the induced conversion of Convertible Perpetual Preferred Stock and after-tax unrealized derivative losses of $14.3 million, or $0.27 per basic and diluted share.  Excluding the cash premium on induced conversion of preferred stock, derivative losses and certain other items, Whiting reported third quarter 2010 adjusted net income available to common stockholders of $71.6 million, or $1.40 per basic share and $1.30 per diluted share.  This compared to third quarter 2009 adjusted net income available to common shareholders of $15.8 million, or $0.29 per basic and diluted share.  A reconciliation of adjusted net income available to common shareholders versus net income available to common shareholders is included later in this news release.

Discretionary cash flow in the third quarter of 2010 totaled $229.5 million, up 57% from the $145.9 million reported for the same period in 2009.  The increase in discretionary cash flow in the third quarter of 2010 versus the comparable 2009 period was primarily the result of a 19% increase in the Company’s net production as well as a 17% increase in the Company’s realized oil price (net of hedging).  A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.

Operating and Financial Results - First Nine Months 2010
Production in the first nine months of 2010 totaled 17.3 MMBOE, or 63,550 BOE per day, representing a 15% increase over the 15.1 MMBOE, or 55,140 BOE per day, in the first nine months of 2009.

For the nine months ended September 30, 2010, Whiting reported net income available to common stockholders of $206.8 million, or $4.04 per basic share and $4.00 per diluted share, on total revenues of $1.1 billion.  This compared to a net loss available to common stockholders of $106.0 million, or a per share net loss, basic and diluted, of $2.15, on total revenues of $663.3 million in the first nine months of 2009.  Excluding the cash premium on the induced conversion of preferred stock, after-tax unrealized derivative gains and losses and certain other items, Whiting reported adjusted net income available to common shareholders of $206.3 million, or $4.05 per basic share and $3.76 per diluted share, in the first nine months of 2010.  This compared to an adjusted net loss available to common shareholders of $12.1 million, or $0.26 per basic and diluted share, in the comparable 2009 period.

Discretionary cash flow in the first nine months of 2010 totaled $672.2 million.  This total represents a 105% increase over the $327.6 million of discretionary cash flow generated in the first nine months of 2009.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “Our results so far in 2010 and the position we are in for the remainder of the year and for the next few years are exciting.  We have added a new resource play with our Lewis & Clark prospect and continue to actively lease in the Rocky Mountain region.  We have assembled a total of 552,127 net acres in the Rockies that we believe to be prospective in the Bakken and Three Forks formations.  Our current book cost for this acreage is approximately $93.0 million, or $168 per net acre.  In addition, the production performance of our Bakken play in North Dakota continues to outstrip our previous well results in the area.  Companywide, our production is heavily weighted toward oil at 81% of our total production, and oil currently sells at an approximate 23 to 1 ratio to the price of natural gas.”

Mr. Volker continued, “We expect our discretionary cash flow to exceed our capital expenditures in the foreseeable future.  Our discretionary cash flow in the first nine months totaled $672.2 million, exceeding our $540.4 million of capital expenditures in the first nine months.  We used a portion of the excess cash flow in the first nine months to pay down bank debt.  At September 30, 2010, borrowings on our $1.1 billion credit facility totaled $100 million, resulting in approximately $1 billion of availability.”

Operations Update

Core Development Areas
Bakken and Three Forks Development Increases Production

The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the third quarter of 2010 and in September 2010:

Operated and Non-operated Net Production for Sanish and Parshall Fields (In BOE)
	3rd Qtr 2010				September 2010
	Parshall	Sanish	Total		Parshall	Sanish	Total
Whiting Operated	51,418	1,897,464	1,948,882		17,129	634,329	651,458
Non-Operated	418,880	151,654	570,534		131,731	53,632	185,363
	470,298	2,049,118	2,519,416		148,860	687,961	836,821

Daily BOE	5,110	22,275	27,385	(1)	4,960	22,935	27,895	(1)

(1) Includes approximately 1,070 net BOE per day of NGLs and natural gas from plant operations.

Whiting’s net production from the Middle Bakken and Three Forks formations in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 27,385 BOE per day in the third quarter of 2010, up 6% from the 25,895 BOE average daily rate in the second quarter of 2010 and up 58% from the 17,300 BOE average daily rate in the third quarter of 2009.

Sanish Field.  Whiting’s net production from the Sanish field in the third quarter of 2010 averaged 22,275 BOE per day, up 11% from the second quarter 2010 average rate of 20,045 BOE per day and up 113% over the third quarter 2009 average rate of 10,470 BOE per day.  Our net production from the Sanish field averaged 22,935 BOE per day in September 2010, a 5% increase from 21,775 BOE per day in June 2010.

Based on results of the Company’s microseismic studies and reservoir pressure monitoring in both the Bakken and Three Forks formations, not only do reserves continue to pleasantly surprise us, it also appears that additional infill drilling is warranted in the Sanish field.  As a result, Whiting has increased by 152 the total number of gross operated wells that it expects to drill in the Sanish field to 534 gross wells from 382 gross wells.  Approximately 83 of these additional well locations are planned to be “wing wells,” which are expected to have 7,500-foot laterals and to be drilled primarily in the northeast and southwest portions of the field’s 1,280-acre units.  Whiting has elected to drill three Three Forks wells per 1,280-acre unit as compared to its previous plan of two Three Forks wells per unit.  This decision adds 80 potential gross well locations in the Sanish field.  Including non-operated wells, Whiting estimates that 323 gross wells remain to be drilled in the Sanish field as of October 15, 2010.

From July 20, 2010 through October 15, 2010, Whiting completed 17 operated wells in the Sanish field, bringing to 57 the number of Whiting-operated wells completed in 2010.  These 17 wells were comprised of 15 Bakken wells, of which 14 were infill wells and one was a cross-unit well, and two wells that were completed in the Three Forks formation.  The total number of Whiting-operated wells in the Sanish field now stands at 123.  The average initial production rate for the 51 Bakken wells completed from January 1, 2010 through October 15, 2010 averaged 2,541 BOE per day, representing a 21% increase over the 2,102 BOE average initial production rate for wells completed prior to January 1, 2010.  The average initial production rate for the six Three Forks wells completed from January 1, 2010 through October 15, 2010 averaged 1,433 BOE per day, representing a 42% increase over the 1,012 BOE average initial production rate for the three wells completed prior to January 1, 2010.

Whiting believes that additional frac stages have contributed to the higher initial production rates for wells completed in 2010.  In 2010, the Company has fracture stimulated its wells with between 15 and 30 separate fracs, averaging 20 frac stages per well.  Prior to 2010, most of Whiting’s wells in the Sanish field were fraced in 10 stages.  The Company is also using more proppant and frac fluid in its fracing operations.  For a 30-stage frac, Whiting is currently using 46,000 to 50,000 barrels of frac fluid and 3.6 to 4.0 million pounds of sand.

Whiting plans to continue with its current nine operated drilling rig count in the Sanish field through 2012.  Whiting has contracted a full-time dedicated frac crew at Sanish that the Company estimates is capable of fracture stimulating 100 wells per year.  As of October 15, 2010, 17 operated wells were being completed or awaiting completion and nine operated wells were being drilled in the Sanish field.  In 2010, Whiting intends to drill a total of 90 operated wells and participate in a total of eight non-operated wells in the field for a total of 98 wells (52 net wells).  Of the 98 total gross wells, 88 are planned Bakken wells and 10 are planned Three Forks wells.

The initial production rate from the cross-unit well that Whiting recently completed, the Rohde 14-6XH, was 3,293 BOE per day.  During a 24-hour test of the Middle Bakken on August 25, 2010, the well flowed 3,023 barrels of oil and 1,620 thousand cubic feet (Mcf) of gas per day through a 48/64-inch choke with a flowing casing pressure of 747 pounds per square inch (psi).  The well was fracture stimulated in a total of 22 stages, all using sliding sleeve technology.  The well’s average daily rate during its first 30 days of production came to 1,153 BOE per day.  Whiting, the operator of the Rohde well, holds a working interest of 61% and a net revenue interest of 49%.  The Rohde well was drilled in the center of the Sanish field.

During a 24-hour test of the Middle Bakken formation on September 30, 2010, the Mayer 12-3H in south-central Sanish flowed at a daily rate of 2,685 barrels of oil and 1,729 Mcf of gas, or 2,973 BOE per day.  The initial 24-hour production rate was gauged on a 48/64-inch choke with a flowing casing pressure of 487 psi.  The well was fracture stimulated in a total of 22 stages, all using sliding sleeves.  Whiting, the operator of the well, holds a 66% working interest and a 53% net revenue interest in the new producer.

Whiting estimates that the total completed well costs for its most recently completed wells in the Sanish field will come in below $5.0 million per well.  The wells that Whiting drilled in the third quarter of 2010 reached a total measured depth of approximately 20,000 feet, including 10,000 feet of lateral, in an average of 19 days, with two wells taking 15 days from spud date to total depth.  The reduction in drilling time and associated costs is primarily the result of our “Drill Wells On Paper” (DWOP) program, which applies the best practices and best logistical planning of all our drilling and completion contractors to produce drilling and completion efficiencies.  Prior to the implementation of our DWOP program in June 2009, it took an average of 39 days from spud date to total depth.  With an average of 19 fewer days on location, we are saving approximately $900,000 per well in drilling costs.

The 17-mile oil line connecting the Sanish field to the Enbridge pipeline in Stanley, North Dakota is currently transporting between 25,000 barrels and 27,000 barrels per day.  This 8-inch diameter line has a daily capacity of approximately 65,000 barrels of oil per day.  Whiting expects to have all of its gross operated production in the pipeline by the end of 2010.  The Company is currently saving between $1.00 and $2.00 per barrel in transportation costs for each barrel that is being transported through the pipeline rather than being transported by truck.  Enbridge Inc. expects to add 30,000 barrels per day of take-away capacity to its pipeline in the first quarter of 2011, which will bring the pipeline’s total take-away capacity to 191,000 barrels per day.   Enbridge anticipates adding an incremental 85,000 barrels per day in the second quarter of 2013 for a total of 276,000 barrels per day of take-away capacity.

Whiting’s Robinson Lake gas plant is currently processing 33.9 MMcf of gas per day (gross).  The Company recently completed Phase 1 of the gas plant’s expansion, which brought the plant’s inlet capacity to 45 MMcf per day.  Whiting expects capacity to be expanded to 60 MMcf per day in January 2011 and to 90 MMcf per day in July 2011.  Whiting owns a 50% interest in the plant.  The plant receives 25% of the net proceeds from natural gas and NGL sales in the area.  As of October 15, 2010, sales from the plant were 25.3 MMcf of gas and 4,351 barrels of NGLs per day, from which Whiting was netting 3.2 MMcf of gas and 544 barrels of NGLs per day due to its plant ownership.

Parshall Field.  Immediately east of the Sanish field is the Parshall field, where we own interests in 73,242 gross acres (18,188 net acres).  The Company’s net production from its interests in the Parshall field during the third quarter of 2010 averaged 5,110 BOE per day, a 25% decrease from the 6,830 BOE per day average in the third quarter of 2009.  Our net production from the Parshall field averaged 4,960 BOE per day in September 2010, a 12% decrease from 5,605 BOE per day in June 2010.  The operator of the Parshall field has drilled almost all of its Bakken locations and is currently pursuing a moderate pace of development of the Three Forks formation with a one rig program.  As of October 15, 2010, we had participated in 129 wells at Parshall, of which 123 are producing, five are awaiting completion and one well is being drilled.

Lewis & Clark Prospect Area. Whiting completed two new producers at its Lewis & Clark prospect in September 2010.   During a 24-hour test of the Three Forks formation at a vertical depth of approximately 10,500 feet on September 19, 2010, the Froehlich 44-9TFH flowed at a daily rate of 1,832 barrels of oil and 1,546 Mcf of gas, or 2,090 BOE per day.  The initial 24-hour production rate was gauged on a 42/64-inch choke with a flowing casing pressure of 824 psi.  The well’s 9,730-foot lateral was fracture stimulated in a total of 28 stages, all using the “plug and perf” method.  The Froehlich well produced at an average rate of 1,109 BOE per day during its first 30 days of production.  Whiting, the operator of the well, holds a 90% working interest and a 73% net revenue interest in the new producer.

The Kubas 11-13TFH, located approximately five miles northeast of the Froehlich well, was tested on September 13, 2010 flowing at a daily rate of 1,780 barrels of oil and 1,035 Mcf of gas, or 1,953 BOE per day from the Three Forks formation.  The 24-hour test was gauged on a 46/64-inch choke with a flowing casing pressure of 520 psi.   The well’s 9,740-foot lateral was fracture stimulated in a total of 29 stages, 21 stages using sliding sleeve technology and the remaining eight stages using the “plug and perf” method.  Whiting operates the Kubas 11-13TFH, holding a working interest of 94% and a net revenue interest of 76%.

Both the Kubas and Froehlich wells were drilled on the southeast portion of the Lewis & Clark Prospect in Stark County, North Dakota.  The wells are located approximately 32 miles southeast of Whiting’s Federal 32-4TFH discovery well, which flowed 1,970 BOE per day from the Three Forks formation on November 25, 2009.  At the end of September 2010, the well was pumping 259 BOE per day or 32 BOE per day higher than the well’s production rate of 227 BOE per day at the end of July 2010.

Whiting currently has four operated drilling rigs at Lewis & Clark and plans to bring that number to five by mid-November.  The Company plans to have nine operated drilling rigs running in the Lewis & Clark prospect area by mid-2011.  In 2010, Whiting anticipates drilling and completing at least 13 Three Forks wells on the prospect.  The lateral length of these wells is expected to reach approximately 10,000 feet.  Whiting currently plans to complete each well with a 30-stage fracture stimulation, 22 stages using sliding sleeves and eight stages using the “plug and perf” method.  In 2011, Whiting expects to be able to use a new completion assembly that would allow a 30-stage fracture stimulation to be performed with all sliding sleeves.

The Lewis & Clark prospect area is located in Golden Valley, Billings and Stark Counties, North Dakota.  Whiting continues to lease in the area and has raised its net acreage position to 232,908 net acres, up from 225,685 net acres at July 31, 2010.  Based on the prospect’s 337,052 gross acres and drilling two laterals per 1,280-acre spacing unit, Whiting has up to 500 potential well locations on this acreage which could target the Three Forks formation.

EOR Projects
Postle Field.  The Postle field, located in Texas County, Oklahoma, produces from the Morrow sandstone at a depth of approximately 6,500 feet.  In the third quarter of 2010, the field produced at an average net rate of 9,300 BOE per day, representing a 7% increase from the 8,670 BOE net daily rate in the third quarter of 2009.  Production in September 2010 averaged 9,075 BOE per day, down 4% from the June 2010 average daily rate of 9,420 BOE.

The Company manages its CO2 flood at Postle on a pattern-by-pattern basis in order to optimize utilization of CO2, production, and ultimate recovery.  A pattern typically consists of a producing well surrounded by four water/CO2 injectors.  As a pattern matures, increasing volumes of water are alternated with CO2 injection to control gas break through and sweep efficiency.  This is referred to as the “WAG” (Water Alternating Gas) process. The process typically results in the highest possible oil recovery; however, the production response can have a cyclical behavior during periods of high water injection.  A number of patterns were cycled to water injection during the third quarter of 2010, which caused a normal slowing of oil response.  During the same period, a failure of the hot oil system at the gas processing facility resulted in a sudden decrease of CO2 injection.  The combined effect of the increased water injection and loss of CO2 injection resulted in the production decrease during the third quarter of 2010.  The hot oil heater at the plant has been repaired, and we estimate that the production volumes at Postle will return to their previous range of 9,600 to 9,800 BOE per day before year end.  We are forecasting that Postle production will plateau at about this level for the next 18 to 24 months.  As of October 15, 2010, there were two drilling rigs and eight workover rigs active in the field.

North Ward Estes Field.  Production from our North Ward Estes field, located in Ward and Winkler Counties, Texas, averaged 7,485 BOE per day in the third quarter of 2010.  This average rate represented a 17% increase from the 6,415 net daily rate in the third quarter of 2009.  Production in September 2010 averaged 7,285 BOE per day, a decrease of 5% from the June 2010 average daily rate of 7,655 BOE.  As we reported in our second quarter earnings release on July 28, 2010, Whiting temporarily reached its CO2 injection capacity at the North Ward Estes field in March 2010, requiring the installation of two additional compressors.  The installation of these two new compressors was completed on October 15, 2010.  As a result, Whiting estimates that CO2 injection into the field will increase from its current rate of approximately 200 MMcf per day to more than 240 MMcf per day in the next several weeks.  Consequently, Whiting expects production from the North Ward Estes field to return to its previous rate of approximately 7,700 BOE per day by mid-November.  As of October 15, 2010, there was one drilling rig and 26 workover rigs active in the field.

At North Ward Estes, Whiting initiated Phase I of our CO2 injection project in May 2007 and Phase II began in March 2009.  CO2 injection in the field during 2010 has averaged between 200 MMcf and 250 MMcf per day, of which approximately half has been recycled gas and the other half has been purchased CO2.  We estimate that Phase III-A will be substantially complete in the fourth quarter of 2010.

New Prospect Drilling Areas
Bakken and Three Forks.  On September 7, 2010, Whiting announced that it acquired oil and gas leasehold interests covering 111,966 gross acres (90,174 net acres) in the Montana portion of the Williston Basin from undisclosed sellers.  The Company believes that the acquired properties are prospective in both the Bakken and Three Forks formations.  The undeveloped leasehold acreage is located in Roosevelt and Sheridan Counties within Whiting’s Starbuck Prospect area.  Whiting expects to drill its first well on the prospect in the second quarter of 2011.  This acquisition brings our total net acreage in the Bakken and Three Forks Hydrocarbon System (BTFHS) of North Dakota and Montana to 552,127 net acres.  Whiting’s total acreage cost in the 552,127 net acres is approximately $93.0 million, or $168 per net acre, based on current book value.

Niobrara.  Whiting has assembled a total of 86,140 gross (64,240 net) acres in northeastern Colorado that the Company believes to be prospective for Niobrara shale oil production.  The Company expects to continue to lease in the area.  Whiting anticipates drilling its first Niobrara well on this acreage in the first half of 2011.

The Company’s existing Niobrara exploration project, the Hatfield prospect in Carbon County, Wyoming, contains approximately 53,000 gross (32,000 net) acres.  Whiting expects to spud two wells on the prospect in November 2010.  The Niobrara in this area is at a depth of approximately 3,500 feet.  Total estimated completed well costs are expected to range between $1.0 million and $1.5 million.  These wells will be vertical tests.  However, if these wells are successful, Whiting expects future wells to be horizontal and drilled on 160-acre spacing in order to increase Estimated Ultimate Recovery (EUR).

Notable Financial Events
On September 8, 2010, Whiting completed the redemption of all its $150 million aggregate principal amount of 7¼% Senior Subordinated Notes due 2012 at a redemption price equal to 100.00% of the principal amount and all its $220 million aggregate principal amount of 7¼% Senior Subordinated Notes due 2013 at a redemption price equal to 101.8125% of the principal amount.  The total cash paid was approximately $383.5 million, which included accrued and unpaid interest.

Whiting financed the redemption of the Notes with borrowings under its credit agreement.  As a result of the redemption of the Notes, Whiting incurred in the third quarter of 2010 a cash charge of approximately $4.0 million related to the redemption premium for the 2013 Notes and a non-cash charge of approximately $2.2 million related to the acceleration of debt discounts and unamortized debt issuance costs.

On September 17, 2010, Whiting closed the exchange offer for its 6.25% Convertible Perpetual Preferred Stock.  Approximately 3.3 million shares of the preferred stock were exchanged for the issuance of approximately 7.5 million shares of common stock and a cash premium payment of $47.5 million.  The induced conversion of preferred stock brought Whiting’s outstanding common shares to 58,548,894 at September 30, 2010.  A total of 172,500 shares, or 5%, of Preferred Stock remains outstanding following the exchange.

On September 21, 2010, Moody’s Investors Service upgraded Whiting’s corporate credit rating to “Ba2” from “Ba3.”  Whiting’s rating from Standard & Poor’s remains at “BB.”

On September 24, 2010, Whiting completed a public offering of $350 million aggregate principal amount of 6½% Senior Subordinated Notes due 2018.  Whiting received net proceeds of approximately $342.6 million from the offering, after deducting the underwriter discount and commissions and expenses of the offering.  Whiting used these net proceeds to repay a portion of the debt outstanding under its credit agreement that was incurred to redeem its Notes due 2012 and 2013.

On October 15, 2010, Whiting announced that it entered into a Fifth Amended and Restated Credit Agreement with its bank syndicate that replaced the existing credit facility.  This amended credit agreement maintained the borrowing base of $1.1 billion and extended the principal repayment date to October 2015.  As of October 14, 2010, $190.0 million was drawn on the facility and $0.4 million in letters of credit were outstanding, resulting in $909.6 million of availability.  The Whiting bank syndicate is comprised of 19 commercial banks, each holding between 1.4% and 11.4% of the total facility. The next regular borrowing base redetermination date is May 1, 2011.

Operated Drilling and Workover Rig Count
As of October 15, 2010, 21 operated drilling rigs and 53 operated workover rigs were active on our properties.  We were also participating in the drilling of four non-operated wells, all of which are Bakken wells in North Dakota including one well in the Parshall field.  We expect our operated drilling rig count to average approximately 21 during the remainder of 2010.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Northern Rockies
Sanish Field	9	7
Lewis & Clark	4	0
Other	1	1
Central Rockies
Flat Rock Field	1	1
Other	0	5
EOR Projects
Postle	2	6
North Ward Estes	1	26
Mid-Continent
Michigan	1	1
Other	0	2
Permian	2	4
Totals	21	53

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended September 30, 2010 and 2009:

	Three Months Ended
Production	9/30/10	9/30/09	Change
Oil and condensate (MMBbls)	4.94	3.95	25%
Natural gas (Bcf)	6.88	7.10	(3%	)
Total equivalent (MMBOE)	6.08	5.13	19%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$67.02	$58.86	14%
Effect of crude oil hedging (1)	(0.92)	(2.42)
Realized price	$66.10	$56.44	17%

Natural gas (per Mcf):
Price received	$5.00	$3.35	49%
Effect of natural gas hedging (1)	0.02	0.05
Realized price	$5.02	$3.40	48%

(1) Whiting realized pre-tax cash settlement losses of $4.6 million on its crude oil hedges and pre-tax cash gains of $0.2 million on its natural gas hedges during the third quarter of 2010.  A summary of Whiting’s outstanding hedges is included later in this news release.

Third Quarter and First Nine Months 2010 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Production (MMBOE)	6.08	5.13	17.35	15.05

Sales price, net of hedging	$59.32	$48.13	$60.70	$41.08
Lease operating expense	11.34	11.46	11.39	11.78
Production tax	4.31	3.66	4.46	2.87
General & administrative	3.20	2.21	2.80	2.03
Exploration	1.01	1.16	1.49	1.65
Cash interest expense	1.94	2.47	2.15	2.72
Cash income tax expense (benefit)	(0.03)	(0.10)	0.37	(0.07)
	$37.55	$27.27	$38.04	$20.10

During the third quarter, the company-wide basis differential for crude oil compared to NYMEX was $9.19 per barrel, which compared to $8.21 per barrel in the second quarter of 2010.  We expect our oil price differential to average between $8.75 and $9.75 during the fourth quarter of 2010.  Within the Bakken, Whiting’s operated production had a differential of $14.00 per barrel in October 2010.  We expect this to drop to approximately $11.00 per barrel in November 2010.

The company-wide basis differential for natural gas compared to NYMEX in the third quarter was at a premium of $0.61 per Mcf, which compared to a premium of $0.43 per Mcf in the second quarter of 2010.  We expect our natural gas to sell at a premium price of between $0.30 and $0.70 during the fourth quarter of 2010.

Third Quarter 2010 Drilling Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and exploration and development costs incurred for the three and nine months ended September 30, 2010:

	Gross/Net Wells Completed				Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q3 10	45 / 21.0	0 / 0	45 / 21.0	100% / 100%	$ 233.2
9M 10	120 / 53.8	2 / 1.1	122 / 54.9	98% / 98%	$ 540.4

Outlook for Fourth Quarter and Full-Year 2010
The following table provides guidance for the fourth quarter and full-year 2010 based on current forecasts, including Whiting’s full-year 2010 capital budget of $830.0 million.

Guidance for the fourth quarter and full-year 2010 is as follows:

Guidance
	Fourth Quarter	Full-Year
	2010	2010
Production (MMBOE)	6.05 - 6.35	23.40 - 23.70
Lease operating expense per BOE	$ 11.30 - $ 11.70	$ 11.30 - $ 11.50
General and admin. expense per BOE	$ 2.55 - $ 2.75	$ 2.65 - $ 2.85
Interest expense per BOE	$ 2.10 - $ 2.30	$ 2.40 - $ 2.60
Depr., depletion and amort. per BOE	$ 16.20 - $ 16.50	$ 16.50 - $ 16.70
Prod. taxes (% of production revenue)	7.0% - 7.4%	7.1% - 7.3%
Oil price differentials to NYMEX per Bbl	$ 8.75 - $ 9.75	$ 8.50 - $ 8.80
Gas price premium to NYMEX per Mcf (1)	$ 0.30 - $ 0.70	$ 0.40 - $ 0.60

(1)    Includes the effect of Whiting’s fixed-price gas contracts.  Please refer to fixed-price gas contracts later in this release.

Oil Hedges
The following summarizes Whiting’s crude oil hedges as of October 15, 2010:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	September 2010
Period	(Bbls per Month)	(per Bbl)	Oil Production

2010
Q4	805,146	$63.98 - $89.53	49.4%

2011
Q1	804,917	$59.90 - $95.30	49.4%
Q2	804,696	$59.89 - $95.29	49.4%
Q3	804,479	$59.89 - $95.28	49.4%
Q4	804,255	$59.88 - $95.27	49.4%

2012
Q1	339,054	$48.17 - $91.55	20.8%
Q2	338,850	$48.15 - $91.53	20.8%
Q3	338,650	$48.14 - $91.50	20.8%
Q4	338,477	$48.12 - $91.49	20.8%

2013
Q1	290,000	$47.67 - $90.21	17.8%
Q2	290,000	$47.67 - $90.21	17.8%
Q3	290,000	$47.67 - $90.21	17.8%
Oct	290,000	$47.67 - $90.21	17.8%
Nov	190,000	$47.22 - $85.06	11.7%

The following summarizes Whiting Petroleum Corporation’s natural gas hedges as of October 15, 2010:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	September 2010
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2010
Q4	39,445	$7.00 - $14.20	1.7%

2011
Q1	38,139	$7.00 - $17.40	1.6%
Q2	36,954	$6.00 - $13.05	1.5%
Q3	35,855	$6.00 - $13.65	1.5%
Q4	34,554	$7.00 - $14.25	1.4%

2012
Q1	33,381	$7.00 - $15.55	1.4%
Q2	32,477	$6.00 - $13.60	1.4%
Q3	31,502	$6.00 - $14.45	1.3%
Q4	30,640	$7.00 – $13.40	1.3%

Whiting also has the following fixed-price natural gas contracts in place as of October 15, 2010:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	Contracted Price	September 2010
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2010
Q4	823,178	$5.29	34.5%

2011
Q1	776,721	$5.30	32.6%
Q2	777,767	$5.31	32.6%
Q3	771,506	$5.30	32.4%
Q4	771,506	$5.30	32.4%

2012
Q1	576,173	$5.30	24.2%
Q2	460,506	$5.41	19.3%
Q3	464,840	$5.41	19.5%
Q4	398,667	$5.46	16.7%

2013
Q1	360,000	$5.47	15.1%
Q2	364,000	$5.47	15.3%
Q3	368,000	$5.47	15.4%
Q4	368,000	$5.47	15.4%

2014
Q1	330,000	$5.49	13.8%
Q2	333,667	$5.49	14.0%
Q3	337,333	$5.49	14.1%
Q4	337,333	$5.49	14.1%

Selected Operating and Financial Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Selected operating statistics
Production
Oil and condensate, MBbl	4,937	3,947	14,004	11,290
Natural gas, MMcf	6,879	7,101	20,068	22,574
Oil equivalents, MBOE	6,083	5,130	17,349	15,052
Average Prices
Oil per Bbl (excludes hedging)	$67.02	$58.86	$69.10	$47.79
Natural gas per Mcf (excludes hedging)	$5.00	$3.35	$5.05	$3.41
Per BOE Data
Sales price (including hedging)	$59.32	$48.13	$60.70	$41.08
Lease operating	$11.34	$11.46	$11.39	$11.78
Production taxes	$4.31	$3.66	$4.46	$2.87
Depreciation, depletion and amortization	$16.06	$19.74	$16.71	$20.04
General and administrative	$3.20	$2.21	$2.80	$2.03
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$373,734	$269,327	$1,102,631	$663,324
Total costs and expenses	$279,315	$207,186	$666,228	$816,222
Net income (loss) available to common shareholders	$5,612	$30,944	$206,759	$(105,978)
Earnings (loss) per common share, basic	$0.12	$0.59	$4.04	$(2.15)
Earnings (loss) per common share, diluted	$0.12	$0.59	$4.00	$(2.15)

Average shares outstanding, basic	52,148	50,845	51,356	49,774
Average shares outstanding, diluted	52,453	51,174	52,096	49,774
Net cash provided by operating activities	$280,134	$145,811	$720,267	$290,820
Net cash used in investing activities	$(277,942)	$(67,762)	$(568,078)	$(354,738)
Net cash provided by (used in) financing activities	$(14,502)	$(75,367)	$(160,938)	$70,154

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, October 28, 2010 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s third quarter 2010 financial and operating results.  Please call (866) 510-0705 (U.S./Canada) or (617) 597-5363 (International) and enter the pass code 85768489 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on October 28, 2010.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, October 28, 2010 and continuing through Thursday, November 4, 2010.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 69806569.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil or natural gas prices; impacts of the global recession and tight credit markets; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; federal and state initiatives relating to hydraulic fracturing; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described in our prospectus supplement, dated September 21, 2010.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Third Quarter Form 10-Q for the three and nine months ended September 30, 2010, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$3,211	$11,960
Accounts receivable trade, net	182,355	152,082
Prepaid expenses and other	14,535	11,983
Total current assets	200,101	176,025

Property and equipment:
Oil and gas properties, successful efforts method:
Proved properties	5,392,276	4,870,688
Unproved properties	177,638	100,706
Other property and equipment	89,695	100,833
Total property and equipment	5,659,609	5,072,227
Less accumulated depreciation, depletion and amortization	(1,546,476)	(1,274,121)
Total property and equipment, net	4,113,133	3,798,106

Debt issuance costs	22,935	24,672
Other long term assets	30,361	30,739
TOTAL ASSETS	$4,366,530	$4,029,542

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	September 30, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$55,121	$14,023
Accrued capital expenditures	73,682	29,998
Accrued liabilities and other	113,452	110,320
Revenues and royalties payable	75,548	46,327
Taxes payable	28,403	21,188
Derivative liabilities	33,432	49,551
Deferred income taxes	4,500	11,325
Total current liabilities	384,138	282,732
Long-term debt	700,000	779,585
Deferred income taxes	500,095	341,037
Derivative liabilities	91,250	137,621
Production Participation Plan liability	78,983	69,433
Asset retirement obligations	73,922	66,846
Deferred gain on sale	47,477	58,462
Other long-term liabilities	25,314	23,741
Total liabilities	1,901,179	1,759,457
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
6.25% convertible perpetual preferred stock, 172,500 issued and outstanding as of September 30, 2010 and 3,450,000 issued and outstanding as of December 31, 2009, aggregate liquidation preference of $17,250,000	-	3
Common stock, $0.001 par value, 175,000,000 shares authorized;
58,986,415 issued and 58,548,894 outstanding as of September 30, 2010, 51,363,638 issued and 50,845,374 outstanding as of December 31, 2009	59	51
Additional paid-in capital	1,547,536	1,546,635
Accumulated other comprehensive income	8,014	20,413
Retained earnings	909,742	702,983
Total stockholders’ equity	2,465,351	2,270,085
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,366,530	$4,029,542

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$365,239	$256,074	$1,068,961	$616,552
Gain hedging activities	4,383	7,774	19,641	28,072
Amortization of deferred gain on sale	3,854	4,222	11,613	12,595
Gain on sale of properties	-	1,101	1,918	5,709
Interest income and other	258	156	498	396
Total revenues and other income	373,734	269,327	1,102,631	663,324
COSTS AND EXPENSES:
Lease operating	69,001	58,807	197,586	177,343
Production taxes	26,193	18,792	77,341	43,225
Depreciation, depletion and amortization	97,704	101,273	289,836	301,622
Exploration and impairment	10,500	12,422	37,915	39,528
General and administrative	19,480	11,314	48,516	30,576
Interest expense	14,579	15,647	45,903	49,020
Loss on early extinguishment of debt	6,235	-	6,235	-
Change in Production Participation Plan liability	3,858	(678)	9,550	3,002
Commodity derivative (gain) loss, net	31,765	(10,391)	(46,654)	171,906
Total costs and expenses	279,315	207,186	666,228	816,222
INCOME (LOSS) BEFORE INCOME TAXES	94,419	62,141	436,403	(152,898)
INCOME TAX EXPENSE (BENEFIT):
Current	(170)	(507)	6,468	(1,046)
Deferred	36,057	26,793	159,475	(50,785)
Total income tax expense (benefit)	35,887	26,286	165,943	(51,831)
NET INCOME (LOSS)	58,532	35,855	270,460	(101,067)
Preferred stock dividends	(52,920)	(4,911)	(63,701)	(4,911)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$5,612	$30,944	$206,759	$(105,978)
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.12	$0.59	$4.04	$(2.15)
Diluted	$0.12	$0.59	$4.00	$(2.15)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52,148	50,845	51,356	49,774
Diluted	52,453	51,174	52,096	49,774

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Adjusted Net Income (Loss) Available to Common Shareholders
(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Income (Loss) Available to Common Shareholders	$5,612	$30,944	$206,759	$(105,978)

Cash Premium on Induced Conversion	47,529	-	47,529	-
Adjustments Net of Tax:
Amortization of Deferred Gain on Sale	(2,390)	(2,436)	(7,197)	(8,325)
Gain on Sale of Properties	-	(635)	(1,189)	(3,774)
Impairment Expense	2,699	3,724	7,471	9,745
Loss on Early Extinguishment of Debt	3,866	-	3,866	-
Unrealized Derivative (Gains) Losses	14,275	(15,776)	(50,951)	96,276
Adjusted Net Income (Loss) (1)	$71,591	$15,821	$206,288	$(12,056)

Adjusted Net Income (Loss) Available to Common Shareholders per Share, Basic	$1.40	$0.29	$4.05	$(0.26)
Adjusted Net Income (Loss) Available to Common Shareholders per Share, Diluted	$1.30	$0.29	$3.76	$(0.26)

(1)  Adjusted Net Income (Loss) Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	September 30,
	2010	2009
Net cash provided by operating activities	$280,134	$145,811
Exploration	6,146	5,974
Exploratory dry hole costs	(199)	(2,290)
Changes in working capital	(51,238)	1,345
Preferred stock dividends paid	(5,391)	(4,911)
Discretionary cash flow (1)	$229,452	$145,929

	Nine Months Ended
	September 30,
	2010	2009
Net cash provided by operating activities	$720,267	$290,820
Exploration	25,861	24,785
Exploratory dry hole costs	(2,796)	(2,344)
Changes in working capital	(54,990)	19,221
Preferred stock dividends paid	(16,172)	(4,911)
Discretionary cash flow (1)	$672,170	$327,571

(1)  Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, loss on early extinguishment of debt, non-cash compensation plan charges, non-cash losses on mark-to-market derivatives and other non-current items less the gain on sale of properties, amortization of deferred gain on sale, non-cash gains on mark-to-market derivatives, and preferred stock dividends paid, not including preferred stock conversion inducements.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.